Exhibit 99.1

1400 Union Meeting Road Blue Bell, PA 19422 Phone: 215-619-2700

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

Andrea Calise of Kekst & Co.: 212-521-4845

FOR IMMEDIATE RELEASE

C&D Technologies Announces That the New York Stock Exchange Has

Commenced Suspension Procedures for the Company

BLUE BELL, Pa., October 5, 2010 - C&D Technologies, Inc. (NYSE: CHP) announced today that the New York Stock Exchange has commenced suspension procedures for the Company.

The New York Stock Exchange in its October 4, 2010 press release stated, “The decision to suspend the Company’s common stock was reached in view of the fact that the Company has fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of less than $15 million, which is a minimum threshold for listing.”

The New York Stock Exchange press release also stated, “The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.”

The Company plans to appeal the determination. The Company is also moving forward on a plan, announced on September 14, 2010, to launch an out-of-court exchange offer for its outstanding convertible notes and to simultaneously seek support for a voluntary prepackaged plan of reorganization as a back-up alternative. The plan, agreed to by a majority of the Company’s noteholders, is also discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010, filed with the Securities and Exchange Commission on September 14, 2010.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to list its shares of common stock on an alternative exchange and the Company’s failure to consummate the exchange offer or the prepackaged plan for any other foreseen or unforeseen reason.